SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Under Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 29, 2023

ResMed Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15317	98-0152841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9001 Spectrum Center Blvd.
San Diego, California 92123
(Address of Principal Executive Offices)

(858) 836-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.004 par value	RMD	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2023, David Pendarvis, our global general counsel, chief administrative officer, and secretary, notified us that he intends to retire, effective June 30, 2023. Mr. Pendarvis has served as an executive officer of ResMed for over 20 years and intends to retire after a 39-year career in law and business. In accordance with ResMed’s ongoing executive officer succession planning process, we have initiated an internal candidate search to identify Mr. Pendarvis’ successor and ensure a smooth transition.

Until the effective date of his retirement, Mr. Pendarvis will continue to receive his current salary, benefits, and vesting of long-term equity incentives. In connection with the retirement, we have agreed that Mr. Pendarvis will remain eligible for a short-term incentive cash payment for fiscal year 2023, on the same basis as similarly situated executives, based on his continued employment through June 30, 2023 even though he will not be employed on the date of the payment.

From July 1, 2023, through December 31, 2023, Mr. Pendarvis will serve as a consultant to us, to assist with the transition of his former duties. We have agreed to compensate him for these consulting services at a rate of $10,000 per month. In addition, he will remain eligible for continued vesting of outstanding equity awards, during the consulting period, in accordance with the terms of our equity incentive plans, and the specific equity grants previously made to him.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibits:	Description of Document

99.1	Press Release dated March 30, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL, document)

SIGNATURES

We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

Date: March 30, 2023	RESMED INC.
(registrant)

	By:	/s/ Brett Sandercock
Name: Brett Sandercock
Its: Chief financial officer